Contact: Rick Berry
Chief Financial Officer
600 Travis Street, Suite 5800
Houston, Texas 77002
713.993.4614

Sanders Morris Harris Group Reports Second Quarter Earnings
from Continuing Operations of $0.06 Per Share

HOUSTON, August 9, 2010 – Sanders Morris Harris Group Inc. (NASDAQ: SMHG) today reported second quarter net operating earnings of $1.9 million, or $0.06 per share.  In the year-earlier period, the Company earned $3.9 million, or $0.14 per share, of which $3.7 million, or $0.13 per share, came from after-tax investment portfolio gains and $200,000, or $0.01 per share, was from continuing operations. The nine-fold increase in operating earnings was fueled by a $1.6 billion gain in client assets to $11.1 billion at the end of the latest quarter, up 16.3% from a year earlier.

Operating earnings increased in both the Company’s high net worth and mass affluent sectors, with all of its wealth management segments meeting or exceeding budget. The Company had an after-tax investment loss of $164,000 in the second quarter of 2010 compared to a $3.7 million gain in the 2009 period. The institutional services division lost $82,000 after-tax in the 2010 quarter, compared to a profit of $115,000 in the prior year period.

As noted, client assets on June 30, 2010 were $11.1 billion. Of the $1.6 billion increase over the year-earlier level, 19.7% came from net client inflows and 80.3% from market appreciation. However, client assets fell by $819 million from March 31, 2010, of which $322 million reflects net outflows and $497 million was due to the market decline. The Company’s 4.2% market-related decrease in client assets compares with an 11.4% drop in the S&P 500 and a 5.6% decline in a 60/40 portfolio.

The expansion of the Company’s Edelman Financial offices continued on plan. A total of seven new branches have been opened this year in metropolitan New York, greater Washington, DC, Chicago, and Miami. That expansion reduced net operating earnings by $796,000 or $0.03 per share in the quarter; without the growth-related expenditures, earnings per share would have been $0.09 per share.

Ric Edelman, President of Sanders Morris Harris and the Chief Executive Officer of Edelman Financial Services, said, “We are pleased with the progress of the expansion. It is on its anticipated track. The Edelman Financial unit added $193.0 million of new assets during the quarter, including $100.0 million that came from our new offices. Our previously stated goal of reaching cash-flow breakeven within 15 months in each new office appears realistic.”

The Company received $3.3 million on its income notes from Salient Partners and Endowment Advisers during the quarter, which had a remaining principal balance of $66.3 million at June 30, 2010. George Ball, Chairman and Chief Executive Officer, noted that, “Salient Partners and its Endowment Fund continue to do well, which augurs well for the continued payment of the notes as scheduled.”

He added, “Our transition to a wealth management company is nearly complete. Concept Capital, our prime brokerage and institutional services unit, anticipates having its independent broker-deal application approved during the third quarter. We will continue to own 43% of Concept, which broke even in the latest quarter, but it will be a passive investment, not an operating unit of Sanders Morris Harris Group. Both Edelman and our high net worth businesses showed substantial increases in earnings last quarter, and we hope to continue to grow each, both internally and through careful acquisitions.”

The Company earned $3.6 million, or $0.12 per share, from continuing operations during the six months ended June 30, 2010, compared to a loss of $6.6 million, or $0.24 per share, during the first six months of 2009. The 2009 results reflect a $9.5 million after tax goodwill and other intangible assets impairment charge.  Revenue was $92.8 million during the 2010 period, compared to $83.9 million during the prior year period.

Conference Call

The Company will host a conference call on Tuesday, August 10, 2010 to discuss second quarter 2010 financial and operational results. The call will begin at 9:00 a.m. Central Time, and is open to the public. To listen to the conference call, use U.S. dial-in number (800) 447-0521 or International dial-in number (847) 413-3238 and enter pass code 27642476. It is recommended that listeners phone in at least 10 minutes before the call is scheduled to begin to avoid delay. For those unable to listen to the live call, a replay of the conference call in its entirety will be available approximately two hours after its completion for 10 days by dialing (888) 843-8996 (U.S.), (630) 652-3044 (International) and entering the pass code 27642476.

About Sanders Morris Harris Group

Sanders Morris Harris Group is a wealth/asset management company that manages approximately $11.1 billion in client assets. Client assets include the gross value of assets under management directly or via outside managers and assets held in brokerage accounts for clients by outside clearing firms. Its corporate philosophy of investment in common aligns its interests with those of its clients.  Sanders Morris Harris has more than 560 employees in 20 states. Additional information is available at www.smhgroup.com.

In addition to the historical information, this press release contains certain forward-looking and non-GAAP statements under federal securities laws. These statements concern Sanders Morris Harris Group’s expected future business prospects, revenue and income. These forward-looking statements are based upon current expectations and involve certain risks and uncertainties that could cause actual results to differ materially from any such statement. Non-GAAP information includes net operating income, defined as earnings from continuing operations, adjusted for investment portfolio gains and losses. These risks and uncertainties, many of which are beyond the Company's control, include but are not limited to (1) trading volume in the securities markets; (2) volatility of the securities markets and interest rates; (3) changes in regulatory requirements that could affect the demand for the Company's services or the cost of doing business; (4) general economic conditions, both domestic and foreign, especially in the regions where the Company does business; (5) changes in the rate of inflation and related impact on securities markets; (6) competition from existing financial institutions and other new participants in the securities markets; (7) legal developments affecting the litigation experience of the securities industry; (8) successful implementation of technology solutions; (9) changes in valuations of the Company’s trading and warrant portfolios resulting from mark-to-market adjustments; (10) dependence on key personnel; (11) demand for the Company's services; and (12) litigation and securities law liabilities. The Company does not undertake any obligation to publicly update or revise any forward-looking statements.

* * *

Selected Condensed Operating Information
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2010	2009	2010	2009
Revenue	$45,749	$48,070	$92,809	$83,928
Expenses	42,165	44,880	88,053	95,425
Net	3,584	3,190	4,756	(11,497)
Equity in income of limited partnerships	364	1,486	3,590	988
Gain on step acquisition	-	3,000	-	3,000
Income (loss) from continuing operations before income taxes	3,948	7,676	8,346	(7,059)
(Provision) benefit for income taxes	(1,096)	(2,598)	(2,336)	3,153
Income (loss) from continuing operations, net of income taxes	2,852	5,078	6,010	(4,356)
Loss from discontinued operations, net of tax of $93, $470, $165 and $2,023, respectively	(146)	(736)	(258)	(3,094)
Net income (loss)	2,706	4,342	5,752	(7,450)
Less: Net income attributable to the noncontrolling interest	(1,158)	(1,204)	(2,369)	(2,256)
Net income (loss) attributable to Sanders Morris Harris Group Inc.	$1,548	$3,138	$3,383	$(9,706)

Basic earnings (loss) per common share:
Continuing operations	$0.06	$0.14	$0.12	$(0.24)
Discontinued operations	(0.01)	(0.03)	(0.01)	(0.11)
Net earnings (loss)	$0.05	$0.11	$0.11	$(0.35)

Diluted earnings (loss) per common share:
Continuing operations	$0.06	$0.14	$0.12	$(0.24)
Discontinued operations	(0.01)	(0.03)	(0.01)	(0.11)
Net earnings (loss)	$0.05	$0.11	$0.11	$(0.35)

Weighted average shares outstanding:
Basic	29,564	27,733	29,705	27,619
Diluted	29,584	28,338	29,711	27,619

Amounts attributable to Sanders Morris Harris Group Inc. common shareholders:
Income (loss) from continuing operations, net of tax	$1,694	$3,874	$3,641	$(6,612)
Discontinued operations, net of tax	(146)	(736)	(258)	(3,094)
Net income (loss)	$1,548	$3,138	$3,383	$(9,706)

GAAP to non-GAAP reconciliation
	Three Months Ended		Six Months Ended
	June 30, 2010		June 30, 2010
Operating earnings:	Amount	Diluted EPS	Amount	Diluted EPS
Income from continuing operations, net of tax, attributable to Sanders Morris Harris Group Inc.	$1,694	$0.06	$3,641	$0.13
Adjustments:
Investment portfolio (gains) losses, net of tax	164	-	(2,555)	(0.09)
Operating earnings	$1,858	$0.06	$1,086	$0.04

Weighted average shares outstanding:		29,584		29,711

Edelman expansion expenses:
Total expenses	$42,165
Less: non-Edelman expansion expenses	40,448
Edelman expansion expenses	1,717
Less: noncontrolling interest	(412)
Edelman expansion expenses, net of noncontrolling interest	1,305
Less: tax at 39%	(509)
Edelman expansion expenses, net of tax	$796	$0.03
Institutional services:
Loss from continuing operations before income taxes	$(134)
Benefit for income taxes	52
Loss from continuing operations - institutional services, net of tax	$(82)

	Three Months Ended		Six Months Ended
	June 30, 2009		June 30, 2009
Operating earnings:	Amount	Diluted EPS	Amount	Diluted EPS
Income (loss) from continuing operations, net of tax, attributable to Sanders Morris Harris Group Inc.	$3,874	$0.14	$(6,612)	$(0.24)
Adjustments:
Goodwill/other intangible assets impairment charge, net of tax	-	-	9,516	0.35
Investment portfolio gains, net of tax	(3,674)	(0.13)	(2,385)	(0.09)
Operating earnings	$200	$0.01	$519	$0.02

Weighted average shares outstanding:		28,338		27,619

Institutional services:
Income from continuing operations before income taxes	$189
Provision for income taxes	(74)
Income from continuing operations - institutional services, net of tax	$115

Balance sheet data:
Cash and cash equivalents	$37,042
Other tangible net assets	97,447
Tangible net assets	134,489
Shareholders' equity	$240,616

Selected Condensed Operating Information
(in thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Revenue:
Wealth Management	$30,393	$24,399	$61,037	$45,735
Institutional Services
Institutional brokerage	1,284	1,272	2,307	2,584
Prime brokerage services	13,720	19,923	26,898	34,363
Institutional Services Total	15,004	21,195	29,205	36,947
Corporate Support	352	2,476	2,567	1,246
Total	$45,749	$48,070	$92,809	$83,928

Income (loss) from continuing operations before equity in income (loss) of limited partnerships and income taxes:
Wealth Management	$8,474	$6,096	$16,982	$11,824
Institutional Services
Institutional brokerage	(132)	(261)	(271)	(501)
Prime brokerage services	(2)	450	(632)	777
Institutional Services Total	(134)	189	(903)	276
Corporate Support	(4,756)	(3,095)	(11,323)	(23,597)
Total	$3,584	$3,190	$4,756	$(11,497)

Equity in income (loss) of limited partnerships:
Wealth Management	$(178)	$(407)	$543	$(1,155)
Institutional Services
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Institutional Services Total	-	-	-	-
Corporate Support	542	1,893	3,047	2,143
Total	$364	$1,486	$3,590	$988

Gain on step acquisition:
Wealth Management	$-	$-	$-	$-
Institutional Services
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Institutional Services Total	-	-	-	-
Corporate Support	-	3,000	-	3,000
Total	$-	$3,000	$-	$3,000

Income (loss) from continuing operations before income taxes:
Wealth Management	$8,296	$5,689	$17,525	$10,669
Institutional Services
Institutional brokerage	(132)	(261)	(271)	(501)
Prime brokerage services	(2)	450	(632)	777
Institutional Services Total	(134)	189	(903)	276
Corporate Support	(4,214)	1,798	(8,276)	(18,454)
Total	$3,948	$7,676	$8,346	$(7,509)

Net income attributable to the noncontrolling interest in consolidated companies:
Wealth Management	$(1,158)	$(1,204)	$(2,369)	$(2,256)
Institutional Services
Institutional brokerage	-	-	-	-
Prime brokerage services	-	-	-	-
Institutional Services Total	-	-	-	-
Corporate Support	-	-	-	-
Total	$(1,158)	$(1,204)	$(2,369)	$(2,256)